Exhibit 99.2

CONSTELLATION BRANDS ANNOUNCES DELIVERY OF
NOTICES OF REDEMPTION FOR 4.75% SENIOR NOTES DUE 2025
AND 5.00% SENIOR NOTES DUE 2026

Rochester, N.Y., Jun. 2, 2025 – Constellation Brands (NYSE: STZ), a leading beverage alcohol company, announced today that it has given notice for full redemption prior to maturity of all of its outstanding 4.75% Senior Notes due 2025 (CUSIP Number: 21036PAP3) and 5.00% Senior Notes due 2026 (CUSIP Number: 21036PBN7) (collectively, the ”notes”) to be effected on July 2, 2025 and June 12, 2025, respectively. As of June 2, 2025, there were $900.0 million in aggregate principal amount of the notes outstanding.

The redemption price for the notes, payable in cash, will be calculated pursuant to the formula set forth in the supplemental indentures relating to the notes.

This press release shall not constitute a notice of redemption of the notes. Information concerning the terms and conditions of the redemption of the notes is described in the notices distributed to holders of the notes by the trustee under the indenture and the applicable supplemental indentures governing the notes.

ABOUT CONSTELLATION BRANDS
Constellation Brands is an international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Constellation’s brand portfolio includes Corona Extra, Modelo Especial, Modelo Chelada, Pacifico, Victoria, The Prisoner Wine Company, Robert Mondavi Winery, Kim Crawford, Schrader Cellars, Lingua Franca, Casa Noble Tequila, and High West Whiskey.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events, or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such events or results will in fact occur. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Detailed information regarding risk factors with respect to the company are included in the company’s filings with the SEC.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Amy Martin 585-678-7141 / amy.martin@cbrands.com Carissa Guzski 315-525-7362 / carissa.guzski@cbrands.com	Joseph Suarez 773-551-4397 / joseph.suarez@cbrands.com Snehal Shah 847-385-4940 / snehal.shah@cbrands.com David Paccapaniccia 585-282-7227 / david.paccapaniccia@cbrands.com